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                                  PRESS RELEASE
WSI Industries, Inc. Acquires Taurus Numeric Tool, Inc.

Profitable, Growing Precision Machining Company Positions WSI in
Avionics/Aerospace Markets


LONG LAKE, Minn.--(BUSINESS WIRE)--Feb. 16, 1999-- WSI Industries, Inc. (Nasdaq National Market: WSCI)--known previously as Washington Scientific Industries, Inc.--today announced it has acquired the stock of Taurus Numeric Tool, Inc., a specialized precision machining company serving the avionics, aerospace, electronic and medical markets. The transaction was financed through cash and debt.

Taurus had 1998 sales of approximately $7.5 million, compared to WSI's sales of nearly $24 million in fiscal 1998. The company's largest customer is Rockwell International Corporation, for which Taurus manufactures avionics related components. Taurus will continue to be headquartered at its facility in Osseo, Minnesota, a northwestern suburb of Minneapolis.

Taurus, which will be operated under its current management as a subsidiary of WSI, is expected to contribute to the Company's consolidated earnings in fiscal 1999. Taurus has posted strong sales growth during the past three years.

Michael J. Pudil, president and chief executive officer, said the Taurus acquisition represents an excellent opportunity for WSI, since it enables the Company to enter an attractive new market and to further diversify its mix of business. He said the new WSI unit has a skilled and capable organization and is expected to make a positive contribution to the Company over the balance of fiscal 1999.

Pudil added that this transaction is the result of a carefully planned growth strategy by which the Company is pursuing strategic acquisitions in the highly fragmented precision machining industry. He said the Company is evaluating additional transactions that can provide the Company with new manufacturing technologies, significant new customers and strong positions in attractive markets.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries.
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Statements that are not historical or based on current facts are forward-looking made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Certain important factors could cause actual results to differ materially from those anticipated by some of the statements in this release, including the Company's ability to efficiently integrate its new Taurus operation, retain current business volumes of its new subsidiary, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Contact:
     WSI Industries, Inc., Long Lake
     Michael J. Pudil (CEO)
     or
     Paul D. Sheely (CFO)
     612/473-1271